Exhibit 23.1

Certified Public Accountants | 1870 Winton Road S., Suite 200 | Rochester, New York 14618 | 585.295.2400 | EFPRotenburg.com

INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
   and Stockholders of
SwissInso SA
Switzerland

We consent to the use in this Current Report on Form 8-K of our report dated October 5, 2009, on the balance sheets of Swissinso SA as of December 31, 2008 and 2007, and statements of operations and cash flows for the years then ended, which are included in the Current Report on Form 8-K.

/s/  EFP Rotenberg LLP

EFP Rotenburg, LLP
Rochester, New York
October 21, 2009